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EXHIBIT 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        The Company is unable to obtain the consent of Arthur Andersen LLP and has therefore dispensed with the requirement to file such written consent in reliance on Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the incorporation of their report included in this Form 11-K into any of the Company's previously filed Registration Statements, securityholders may not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

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CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS